INDEPENDENT AUDITOR'S CONSENT





We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 1997, included in the Avert, Inc. Annual Report on Form 10-KSB for the year ended December 31, 1996, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.



/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP


Denver, Colorado
July 18, 1997